CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No.1 to Registration Statement of Matinas BioPharma Holdings, Inc. on Form S-1 to be filed on or about May 13, 2014 of our report dated April 7, 2014 on our audits of the financial statements as of December 31, 2013 and 2012 and for the periods then ended December 31, 2013 and the cumulative period from August 11, 2011 (date of inception) to December 31, 2013.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Iselin, New Jersey

May 13, 2014